    Exhibit 99.1
CHS Fiscal year 2022 Annual Meeting
CFO Report, FINAL 11/28

•Good morning, everyone, and a warm welcome to our CHS owners and business partners.

•It is my pleasure to deliver the fiscal year 2022 financial report for what was an exceptional year for CHS.

•Before I go into detail, please review this safe harbor statement.

•Some of the business and financial topics we discuss today may be forward-looking.

•Future results may differ from those implied by today’s comments. These differences may exist because of risks and uncertainties in our business, including those we describe in our most recent annual report, which is on file with the SEC.

•I am delighted to share details of a record financial year for CHS. I am also incredibly proud of the role of CHS and the entire cooperative system in feeding the world during a turbulent time.

•Let’s start with revenues.

Revenues
•Total revenue in fiscal year 2022 was $47.8 billion, which was 24% higher than the previous year and the highest revenue in our company’s history.

Net Income
•Net income for fiscal year 2022 was $1.7 billion. This exceeds the previous high in fiscal year 2012 by more than $400 million.

•Our record results were made possible by the support and commitment of our owners, the work ethic and passion of our people, everyone working together with a cooperative spirit and finding new ways to grow and thrive.

•We faced headwinds in many areas – inflation, product supply challenges and adverse weather conditions. But we found opportunities within that environment to leverage our connections to empower agriculture and provide service and value to all of you, our owners.

•Our successful year reflects the culmination of many years of hard work. Our exceptional financial results in fiscal year 2022 are due to our continued focus on making the right decisions to build a strong CHS and a strong and sustainable cooperative system for the future.

•We will now review the segments that make up our earnings – Energy, Ag and Nitrogen Production – as well as our Corporate and Other category.

Energy

•I’ll start with Energy, which includes four businesses – refined fuels, propane, lubricants, and transportation. Our energy segment reported pretax income of $616.6 million which compared to a pretax loss in fiscal year

2021 of $10.6 million, a year-over-year improvement of $627.1 million.

•In fiscal year 2022, the dramatic increase in earnings in our energy segment was driven by record utilization or run rates at our two refineries and also market conditions. We saw improved refining margins and favorable pricing on Canadian crude oil. Some of those margin increases were offset somewhat by continuing higher costs for renewable energy credits, also known as RINs.

•The favorable market conditions were driven by a couple of factors.
◦The first was supply and demand dynamics. During the pandemic, some refineries shut down due to low margins, and some converted to renewable diesel, so supply has been and continues to be low. Meanwhile, U.S. gasoline and diesel demand has come back to pre-pandemic levels, so that mismatch between supply and demand led to higher margins across the refined fuels industry.
◦The other factor was the war in Ukraine, which created global energy market volatility as a result of sanctions and other responsive measures against Russia and this also disrupted supply and demand dynamics.

•In our propane business, we experienced lower volumes resulting from a warmer fall and winter and less crop-drying activity.

•We’ve entered fiscal year 2023 with positive momentum in our energy segment. We look forward to dependably supplying you with the product you need, when you need it.

Ag
•Now let’s look at our Ag segment.

•This reporting segment includes our wholesale agronomy business, global grain & processing, and our retail business known as country operations.

•In fiscal year 2022, the Ag segment delivered pretax income of $657.6 million, a $359.5 million increase versus the prior year.

•Margins increased across all our Ag segment product categories, due to robust global market demand and supply disruptions.

◦Global grain and processing delivered excellent performance, expanding market access for CHS owners in geographies around the world. Additionally, continued high margins in soy crush and ethanol drove profitability, offset slightly by higher natural gas costs.

◦Wholesale agronomy as well as feed and farm supplies also experienced increased margins due to tightening of global supply and robust demand.

◦And while commodity prices and demand were in our favor, the year also presented some challenges. We had decreased volumes as a result of supply chain constraints, lower grain volumes due to drought conditions in portions of our trade territory and some impacts from the war in Ukraine. We also experienced damage and lost sales at our grain export terminal in Louisiana last fall due to Hurricane Ida.

•Despite those offsets and challenges, the Ag segment leveraged our connected supply chain, trading capabilities and global competitive positioning to deliver remarkably strong performance in fiscal year 2022.

Nitrogen Production
•Nitrogen Production represents our investment in
CF Nitrogen.

•Pretax income of $478 million was up $357 million versus fiscal year 2021 due to higher distribution income. This increase reflects market conditions and strong demand for urea and UAN. Strong performance was partially offset by higher natural gas costs.

•In addition to the income from this investment, an offtake agreement also provides CHS with physical supply of fertilizer. This was especially critical during fiscal year 2022 because it enabled us to provide reliable fertilizer delivery despite tight market supply.

Corporate and Other
•Our Corporate and Other category includes:
◦CHS Hedging, our full-service brokerage business; and
◦CHS Capital, which provides financing to members.

•It also includes our investments in strategic joint ventures:
◦Ardent Mills, a leading wheat milling and ingredient supplier which we own with Cargill and ConAgra, and
◦Ventura Foods, a producer of oil-based branded and private label food products for the retail and foodservice channels, which is a 50:50 joint venture with Mitsui.

•Corporate and Other pretax income decreased to $57.9 million in fiscal year 2022, primarily due to decreased equity income from Ventura Foods, which experienced less favorable market conditions for edible oils.

Tax expense
•Our tax expense for the year is higher based on higher earnings.

Segment Wrap Up
•In summary, CHS reported net income of $1.7 billion in fiscal year 2022, which was more than a 200% increase year-over-year.

•We are proud of this performance, our partnership with rural America and with all of you.

Equity Management
•One key benefit of cooperative ownership is the ability to share in the profits. When CHS does well, so do our owners. Based on fiscal year 2022 results, the CHS Board of Directors intends to return our highest ever cash to the country.

•During fiscal year 2023, CHS plans to return $1 billion in cash to owners:
◦$500 million in cash patronage, based on business done with CHS in fiscal year 2022, and
◦$500 million in equity redemptions.

•Of the $500 million in equity redemptions:
•$445 million will be distributed to member cooperatives based on age of equity, with payments to be made in the spring.

•$55 million is intended to fulfill requests from eligible individual owners based on age of patron and from their estates.

•This will bring the total cash to owners over the last 10 years to approximately $3 billion.

•In addition to the $500 million of cash patronage, CHS will also issue $663 million of patronage in the form of equity. Of that, $509 million will be qualified equity and $154 million will be non-qualified equity.

•This year, CHS will not have any unused DPAD tax deductions available to distribute to owners.

•Next, we will review a few estimated wholesale patronage rates. What you see on the screen is cash patronage and total patronage. I’ll highlight a few:

◦Refined fuels total patronage is 16 cents per gallon with a cash portion of 7 cents.
◦Soybeans total patronage is 52 cents per bushel with a cash portion of 22 cents.
◦Bulk fertilizer total patronage is $77.42 per ton with a cash portion of $33.22 per ton.

•These cash returns and patronage numbers demonstrate the financial strength of CHS and reinforce the ongoing value of participating in the cooperative model, working together and supporting each other.

•As always, in making equity management and patronage decisions, the Board considers:
◦What is in the best interest of CHS and its members based on what we can afford and the market dynamics in front of us.
◦The need to maintain a strong balance sheet.

◦A commitment to pursuing long-term growth to benefit our owners in the future.

•A strong balance sheet ensures CHS is prepared when the downturn cycles come and enables us to invest in sustaining our competitive position for the decades ahead.

•As Chairman Schurr mentioned in his speech yesterday, the CHS Board is currently exploring potential changes to equity management to help the sustainability of the program and protect the value of owners’ equity. Any bylaw amendment vote would not occur until December 2023. Management is supportive of the Board in this important proposal, and we encourage you to learn the facts and provide your input as owners.

•The Chairman also mentioned the growth framework we have developed to evaluate and prioritize investments for the future. We are committed to investing where we can create owner value, in markets and businesses that are attractive for the long-term, where we have the ability to win, the competency to execute, where we can earn high returns and create a sustainable future.

Fiscal 2023 Outlook
•As we look ahead to fiscal year 2023, we are cautiously optimistic. We know we will face challenges in this volatile and inflationary environment. We feel ready to respond with strength, to navigate the pressures that may come and to make good decisions that serve our stakeholders and add value for our owners.

•We are taking steps to ensure a bright future, including working to strengthen our balance sheet and protect your equity, investing in the assets and initiatives that support our collective success.

Close
•In closing, I would like to reiterate that in fiscal year 2022, CHS, with your help, achieved financial results that marked new highs in our long history.

•I want to express a sincere thank you for your business and for your commitment to the cooperative system.

•Together, we’re building a strong and sustainable CHS for the future; one that’s positioned to continue delivering value for generations to come.
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